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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 22, 2010

PROVIDENCE AND WORCESTER RAILROAD COMPANY
 (Exact name of registrant as specified in its charter)

Rhode Island	0-16704	05-0344399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Hammond Street, Worcester, Massachusetts  01610
(address, including zip code, of principal executive offices)

(508) 755-4000
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
ž      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ž      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ž      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ž      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 21, 2010, Providence and Worcester Railroad Company (the “Company”) borrowed $4 million (the “Loan”) from Commerce Bank & Trust Company on an unsecured basis.  The proceeds of the Loan will be used for the purchase and installation of 14 miles of rail on the west end of the Company’s Willimantic Branch to which the Company has long term freight rights under an agreement with the owner, the State of Connecticut. Upon completion of installation of the new rail and additional railroad ties on the entirety of the 22-mile Willimantic Branch (the “Construction Project”), the Branch will be in FRA Class 3 track condition. The Willimantic Branch affords the Company additional connections with Class I railroads thereby improving the Company’s competitive position. The Loan matures on June 21, 2021. Principal is payable based on a 20-year amortization schedule, with the first principal payment to be made upon completion of the Construction Project or June 21, 2011, whichever occurs first.   Interest is payable at the rate per annum equal to the Wall St. Journal Prime Rate of interest through completion of the Construction Project and, thereafter, at a rate per annum equal to the then prevailing 5/20 Federal Home Loan Bank rate.   Pursuant to provisions of the Loan Agreement and related documents (collectively, the “Loan Documents”), the Company is required annually to maintain a tangible net worth (as defined in the Loan Documents) of at least $70 million and a minimum debt service coverage ratio (as defined in the Loan Documents) of 1.25 to 1.  In addition, the Company has agreed not to mortgage, grant a security interest in, or otherwise pledge any of its assets with the exception of assignments of track made in connection with the assignment of tax maintenance credits pursuant to Section 45G of the Internal Revenue Code of 1986. The Company has the right to prepay the Loan in whole or in part at any time, without penalty, out of internally generated funds.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1945, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Providence and Worcester Railroad Company

By: /s/Marie A. Angelini Marie A. Angelini, Secretary and General Counsel

Dated:  December 22, 2010